Filed pursuant to Rule 433

Registration No. 333-227001

ROYAL BANK OF CANADA

MEDIUM-TERM NOTES, SERIES H

$125,000,000

SENIOR FLOATING RATE NOTES, DUE JULY 8, 2021

FINAL TERM SHEET

DATED JULY 3, 2019

Terms and Conditions

Issuer:	Royal Bank of Canada

Title of the Series:	Senior Floating Rate Notes, due July 8, 2021 (the “Notes”)

Expected Ratings[1]:	A2 / A / AA (Stable / Stable / Stable)

Principal Amount:	$125,000,000

Issue Price:	100.000%

Trade Date:	July 3, 2019

Settlement Date:	July 8, 2019

Maturity Date:	July 8, 2021

Minimum Denomination:	$2,000 and multiples of $1,000

Interest Rate:	3-month USD LIBOR plus 35 bps payable and reset quarterly

Fees:	0.050%

Interest Payment Dates:	Quarterly on the 8th of each January, April, July, and October, beginning October 8, 2019

Payment Convention:	Modified following business day convention, adjusted

Business Days:	London, New York, Toronto

Day Count Fraction:	Actual / 360

Listing:	None

Optional Redemption:	None

Canadian Bail-in Powers Acknowledgment:	The Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP / ISIN:	78013XZ76 / US78013XZ769

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

Lead Manager and Sole Book Runner:	RBC Capital Markets, LLC

Co-Managers:	Academy Securities, Inc. Samuel A. Ramirez & Company, Inc.

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC toll free at 1-866-375-6829.